UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2023

FLEXSHOPPER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37945	20-5456087
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 Yamato Road, Suite 260 Boca Raton, Florida	33431
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 353-9289

N/A

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	FPAY	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CURRENT REPORT ON FORM 8-K

FlexShopper, Inc. (the “Company”)

June 7, 2023

Item 1.01. Entry into a Material Definitive Agreement.

Waterfall Asset Management Credit Agreement

On March 6, 2015, the Company, through a wholly-owned subsidiary (the “Borrower”), entered into a credit agreement (as amended and supplemented from time to time, the “Credit Agreement”) with Wells Fargo Bank, National Association, as paying agent, various lenders from time to time party thereto, and WE 2014-1, LLC, an affiliate of Waterfall Asset Management, LLC, as administrative agent and lender. The Borrower is permitted to borrow funds under the Credit Agreement based on the Company’s cash on hand and the Amortized Order Value of its Eligible Leases and Loans (as such terms are defined in the Credit Agreement), less certain deductions described in the Credit Agreement. Under the terms of the Credit Agreement, subject to the satisfaction of certain conditions, the Borrower may currently borrow up to $110,000,000 from the lender until the Commitment Termination Date (as defined in the Credit Agreement) (the “Commitment Amount”).

On June 7, 2023, FlexShopper 2, LLC, as the Borrower, and Powerscourt Investments 32, LP, as administrative agent and lender, entered into Amendment No. 17 to the Credit Agreement, pursuant to which, the administrative agent and lender consented, on a one-time basis, to:

-	the Company’s execution and performance of the Revolution Agreements between the Company and BP Fundco, LLC to incur certain indebtedness and grant a security interest in certain of its assets in connection with (i) a Limited Payment Guaranty (Flex Revolution Loan) between the Company and BP Fundo, LLC and (ii) a Pledge Agreement among the Company, Flex Revolution, LLC and BP Fundco, LLC (collectively, the “Revolution Agreements”), and

-	the formation of a new subsidiary, Flex TX, LLC

The foregoing description of Amendment No. 17 to the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment No. 17 to Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Basepoint Credit Agreement

On June 7, 2023, the Company, through a wholly owned subsidiary, Flex Revolution, LLC (the “New Borrower”) entered into a Joinder Agreement to a credit agreement (the “Basepoint Credit Facility”) with Revolution Financial, Inc. (the “Existing Borrower”), the subsidiary guarantors party thereto, the lenders party thereto, the individual guarantor party and BP Fundco, LLC, as administrate agent.

The Existing Borrower with certain of its subsidiaries (collectively, the “Seller”) and Flex Revolution, LLC (the “Buyer”) entered into an Asset Purchase Agreement, dated October 11, 2022 (the “Asset Purchase Agreement”), pursuant to which the Seller agreed to, among other things, transfer substantially all of its assets to the Buyer.

The Basepoint Credit Facility provides for an up to a $20 million credit facility for the origination of consumer loans. The annual interest rate on loans under the Basepoint Credit Facility is 13.42%. The principal balance outstanding under the Basepoint Credit Facility will due on June 7, 2026. There is currently $7.4 million drawn on the credit facility.

The foregoing description of the Basepoint Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Basepoint Credit Facility, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit No.	Description

10.1	Amendment No. 17 to Credit Agreement, dated as of June 5, 2023, between FlexShopper 2, LLC, as borrower, and Powerscourt Investment 32, LP, as administrative agent and lender.
10.2	Joinder Agreement, Consent, Waiver and Second Amendment to Credit Agreement, dated as of June 7, 2023, between Revolution Financial, Inc., as existing borrower, and Flex Revolution, LLC, as the new borrower, the subsidiary guarantors party hereto, the lenders party thereto, the individual guarantor party hereto, and BP Fundco, LLC, as administrate agent.*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to Exhibit 10.2 have been omitted from this Report and will be furnished supplementally to the Securities and Exchange Commission upon request by the Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEXSHOPPER, INC.

Dated: June 13, 2023	By:	/s/ H. Russell Heiser, Jr.
		Name:	H. Russell Heiser, Jr.
		Title:	Chief Executive Officer

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